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                                  EXHIBIT 8.1

                                  [LETTERHEAD]

                                       May
                                       2nd
                                     1 9 9 4





FHP International Corporation
9900 Talbert Avenue
Fountain Valley, California 92728

          Re:  Registration Statement on Form S-4 of FHP
               International Corporation
               -----------------------------------------

Dear Sir or Madam:

          This opinion is delivered to you in connection with the preparation of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by FHP International Corporation in connection with the proposed merger (the "Merger") of TakeCare, Inc. with and into a wholly owned subsidiary of FHP. We have reviewed both the applicable disclosure requirements under the federal securities laws and the tax disclosure set forth in the Joint Proxy Statement/Prospectus which is included in the Registration Statement (the "Joint Proxy Statement"). In our opinion, the statements contained in the Joint Proxy Statement under the heading "THE MERGER -- Certain Federal Income Tax Consequences -- Effect of the Merger" fairly and accurately present the information required to be presented.

          This letter is furnished by us as counsel for FHP and is solely for the benefit of FHP.

          This opinion is based on current authorities and upon facts and assumptions as of this date. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify this opinion. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion has no binding effect or official status, and accordingly no assurance can be given

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Page 2 - FHP International Corporation - May 2, 1994



that the position set forth herein will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger.

          We consent to the use of this opinion as an exhibit to the Registration Statement.

                                                  Respectfully submitted,


                                                  O'Melveny & Myers